Patrick Industries, Inc. Reports First Quarter 2019 Financial Results
ELKHART, IN - April 25, 2019 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported its financial results for the first quarter ended March 31, 2019.
First Quarter 2019 Financial Results
Net sales for the first quarter of 2019 increased $56.4 million, or 10%, to $608.2 million from $551.8 million in the same quarter of 2018. The increase in the first quarter was primarily attributable to acquisitions and organic growth, which was partially offset by double-digit declines in RV and MH industry wholesale unit shipments. The Company's revenues from the RV industry, which represented 56% of first quarter 2019 sales, decreased 9% from the first quarter of 2018, compared to a 27% decrease in RV industry wholesale unit shipments, as estimated by the Company. Revenues from the marine industry, which represented 15% of first quarter 2019 sales, increased 99% over the first quarter of 2018, while estimated marine powerboat retail shipments decreased by approximately 7%. Revenues from the MH industry, representing 17% of first quarter 2019 sales, increased 70% compared to the prior year with a decrease in MH industry wholesale unit shipments, as estimated by the Company, of approximately 10% from the first quarter of 2018. Revenues from the industrial market, which accounted for 12% of first quarter 2019 sales and is tied primarily to residential housing, commercial construction, hospitality, and institutional furniture markets, increased 5% compared to the prior year. New housing starts in the first quarter of 2019 declined 10% compared to the prior year.
The Company's RV content per unit (on a trailing twelve-month basis) for the first quarter of 2019 increased approximately 30% to an estimated $3,131 from $2,414 for the first quarter of 2018. Marine powerboat content per retail unit (on a trailing twelve-month basis) for the first quarter of 2019 increased 118% to an estimated $1,490 from $683 for the first quarter of 2018. MH content per unit (on a trailing twelve-month basis) for the first quarter of 2019 increased approximately 42% to an estimated $3,389 from $2,382 for the first quarter of 2018.
For the first quarter of 2019, Patrick reported operating income of $35.8 million, a decrease of 14%, or $6.0 million, from $41.8 million reported in the first quarter of 2018. Net income in the first quarter of 2019 was $20.8 million compared to $30.1 million in the first quarter of 2018, and net income per diluted share was $0.90 and $1.20 for the first quarter of 2019 and 2018, respectively.
Todd Cleveland, Chief Executive Officer, said, "We are pleased with our first quarter performance as we continue to execute through significant wholesale unit shipment rebalancing in our primary RV market sector, and a housing sector that continues to be hampered by wet weather in the southeastern and certain western regions of the country, impacting both the MH and residential housing markets. In addition to the impact on our operating and net income in the first quarter of 2019 that resulted primarily from wholesale unit shipment declines in our RV and MH markets, our profitability was also negatively impacted in the quarter due to carrying higher priced inventory in a declining commodity pricing environment with softer than expected production levels. We anticipate continuing to work through the higher priced inventory through the second quarter of 2019.”
"RV and marine dealer sentiment remains positive and dealer shows and retail traffic are off to a solid start to the year," stated Andy Nemeth, President. "RV OEMs have continued to adjust their production levels through April as dealers have managed inventory weeks on hand over the past four quarters to better align with shorter delivery lead times resulting from OEM capacity increases. Based on the most recently available data, we anticipate that the industry is approaching a return to equilibrium in RV dealer inventories in the near term, which will position RV OEMs to be able to return to producing units more in tandem with expected retail demand, in particular as we head into the seasonally strong spring and summer selling seasons.”

"Our diversified market presence in both marine and certain industrial sectors, where we outperformed the respective markets in the first quarter, has helped to offset the volatility in both the RV and housing markets," Mr. Nemeth further stated. "Favorable demographic trends and wage growth, a strong U.S. economy and jobs market, equity market strength, and strong consumer confidence levels all point toward long-term slow and steady growth in both our leisure family lifestyle markets and our housing and industrial markets."
"As we head into the second quarter and beyond, we remain optimistic about the opportunities to leverage our operating model and resources to strategically and organically grow the business, capture additional market share, bring new products to market, geographically expand our brand presence, execute on synergies, and drive efficiencies across the organization," Mr. Cleveland further stated. "Our tremendous talent across the organization, strong cash flows, and our business model and operating platform provide a solid foundation for us to effectively execute in a dynamic market environment, while staying focused on our long-term strategic initiatives and driving overall shareholder value.”
Effective January 1, 2019, the Company adopted as required the new lease accounting standard relating to operating leases, resulting in the recognition on the Company's balance sheet of short and long-term operating lease liabilities of approximately $80 million in the aggregate with a corresponding amount for right-of-use assets. Primarily reflecting the adoption of this standard as well as seasonal working capital needs, total assets increased $124.0 million to $1.4 billion at March 31, 2019, from $1.2 billion at December 31, 2018. There was no impact on reported net income and net income per diluted share for the first quarter of 2019 from the adoption of the standard.
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its first quarter 2019 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, April 25, 2019 at 10:00 a.m. Eastern time.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer and distributor of component products and building products serving the recreational vehicle, marine, manufactured housing, residential housing, high-rise, hospitality, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in Canada, China and the Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, air handling products, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, tile, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in discretionary consumer spending, pricing pressures due to competition, costs and availability of raw materials and commodities, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, the ability to retain key management personnel, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
(thousands except per share data)	March 31, 2019	April 1, 2018

NET SALES	$608,218	$551,832
Cost of goods sold	501,670	454,078
GROSS PROFIT	106,548	97,754

Operating Expenses:
Warehouse and delivery	24,041	17,028
Selling, general and administrative	37,692	31,841
Amortization of intangible assets	8,989	7,127
Total operating expenses	70,722	55,996

OPERATING INCOME	35,826	41,758
Interest expense, net	8,983	4,378
Income before income taxes	26,843	37,380
Income taxes	5,994	7,312
NET INCOME	$20,849	$30,068

BASIC NET INCOME PER COMMON SHARE	$0.90	$1.22
DILUTED NET INCOME PER COMMON SHARE	$0.90	$1.20

Weighted average shares outstanding - Basic	23,039	24,740
Weighted average shares outstanding - Diluted	23,248	25,110

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	March 31, 2019	Dec. 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$8,454	$6,895
Trade receivables, net	137,318	82,499
Inventories	264,994	272,898
Prepaid expenses and other	17,757	22,875
Total current assets	428,523	385,167
Property, plant and equipment, net	180,331	177,145
Operating lease right-of-use assets	79,868	—
Goodwill and intangible assets, net	662,346	664,716
Deferred financing costs, net	3,617	3,688
Other non-current assets	499	515
TOTAL ASSETS	$1,355,184	$1,231,231

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$10,000	$8,750
Current operating lease liabilities	25,874	—
Accounts payable	124,640	89,803
Accrued liabilities	57,292	59,202
Total current liabilities	217,806	157,755
Long-term debt, less current maturities, net	613,599	621,751
Operating lease liabilities	54,309	—
Deferred tax liabilities, net	23,624	22,699
Other long-term liabilities	16,757	20,272
TOTAL LIABILITIES	926,095	822,477

SHAREHOLDERS’ EQUITY
Common stock	161,949	161,436
Additional paid-in-capital	25,124	25,124
Accumulated other comprehensive loss	(3,707)	(2,680)
Retained earnings	245,723	224,874
TOTAL SHAREHOLDERS’ EQUITY	429,089	408,754
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,355,184	$1,231,231

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